Exhibit (p)(25)

CAMPBELL & COMPANY

CODE OF ETHICS

Effective Date: June 2005	Last Revision Date: November 2014

Process Owner: Christian Hayes	Approval: Heidi Kaiser, Chief Compliance Officer

Overview

Campbell & Company, Inc. and Campbell & Company Investment Adviser LLC (collectively “Campbell”) seek to foster and maintain a reputation for integrity and professionalism.  That reputation is a vital business asset and must be protected.  As a result, any activity that (1) creates even the suspicion of misuse of material, non-public information by Campbell or any Employee, (2) gives rise to, or appears to give rise to, any breach of fiduciary duty owed to any Client, or (3) creates any actual or potential conflict of interest or even the appearance of a conflict of interest between the Client and Campbell or any Employee, must be avoided.  Campbell has adopted this Code of Ethics in compliance with applicable laws and to help employees avoid conflicts of interest and violations of the law.  The Code of Ethics is a guide for Employees and is administered by the Chief Compliance Officer; any questions regarding the Code of Ethics should be directed to the Compliance Department.

The Code of Ethics establishes guidelines for Employees to avoid conflicts of interest, including certain requirements for personal trading, insider information and the giving and receiving of gifts and entertainment.  All Employees are required to comply with the Code of Ethics and to acknowledge upon hire and annually thereafter that you have read, understand and agree to comply with this Code and its policies.  Specific disclosures about personal investment transactions and accounts are also required.  Examples of the certifications are attached as appendices; your acknowledgements will be recorded in Protegent PTA.  Protegent PTA is the application used to monitor Code of Ethics and other compliance requirements.  You will receive a login to Protegent PTA upon the start of your employment.

All Employees are required to report violations of this Code and its policies to the Chief Compliance Officer, promptly after learning of such violations.

Failure to comply with the rules and requirements set forth in the Code of Ethics constitutes a breach of an Employee’s obligation to conduct himself/herself in accordance with Campbell’s Policies and Procedures, and in certain cases may result in a violation of the law.  Appropriate remedial action by Campbell many include censure, fine, restriction on activities, or suspension or termination of employment.

Employees may report Code of Ethics violations or any other illegal activity anonymously through Protegent PTA by selecting Incident Report.

DEFINITIONS

Beneficial Ownership.  One will be deemed to have “Beneficial Ownership” in a Security or of a Futures Interest if:

1.                                      one has a Pecuniary Interest in such Security or Futures Interest;

2.                                      one has voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or

3.                                      one has the power to dispose of, or direct the disposition of, such Security or Futures Interest.

If you have any questions about whether an interest in a Security or Futures Interest, or in an account, constitutes Beneficial Ownership, please contact the Compliance Department.

Chief Compliance Officer.  The Chief Compliance Officer is Heidi L. Kaiser.

Client.  The term “Client” means any individual, investment entity or account advised or managed by Campbell, including, but not limited to, registered investment companies.

Futures Interest.  The term “Futures Interest” means commodities, futures, forwards and options, whether traded on an organized exchange or otherwise, including, but not limited to, cash foreign exchange instruments.  It should be noted, however, that futures and options on any group or index of Securities are deemed to be Securities.

Employee.  The term “Employee” includes:  (i) All individuals employed at Campbell (including all Advisory Persons), whether on a full-time or part-time basis, including interns (unless an exception is made by the CCO); and (ii) each member, director or officer of Campbell.

Exchange Traded Products.  The term “Exchange Traded Products” or “ETPs” means exchange-traded funds or exchange-traded notes, which are traded on a securities exchange.

Excluded Securities.  The term “Excluded Securities” means:

•                                          U.S. government securities

•                                          bankers’ acceptances

•                                          bank certificates of deposit

•                                          commercial paper

•                                          high-quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and is rated in one or more of the two highest rating categories by a Nationally Registered Statistical Rating Organization), including, but not limited to, repurchase agreements, shares issued by money market funds

•                                          open ended mutual funds, or shares issued by open-end investment companies registered under the 1940 Act (other than registered investment companies advised by Campbell & Company, Inc. or Campbell & Company Investment Adviser LLC).

Exempt Transactions.  The following transactions are exempt from pre-clearance, 30-day holding periods and restrictions on Futures Interests:

1.                                      Purchases and sales of Excluded Securities.

2.                                      Any transaction in an account over which you do not exercise day-to-day trading authority, such as an account managed by a professional investment adviser.

3.                                      Transactions effected in automatic investment plans, dividend reinvestment plans or under an employer-sponsored, automatic payroll deduction, cash purchase plan.

4.                                      Transactions by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial Ownership.

5.                                      Acquisitions or dispositions of Securities as the result of a stock dividend, stock split, reverse stock split, merger, consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

6.                                      Such other classes of transactions as may be exempted from time to time by the Chief Compliance Officer, based upon a determination that the transactions are unlikely to violate Rule 204A-1 under the Advisers Act or Rule 17j-1 under the 1940 Act.  These transactions may still be subject to reporting.

7.                                      Such other specific transactions as may be exempted from time to time by the Chief Compliance Officer, on a case-by-case basis when it is determined that no abuse is involved.  These transactions may still be subject to reporting.

Independent Director.  The term “Independent Director” means a Director of the Trust who is not an “interested person” within the meaning of Section 2(a)(19) of the 1940 Act.

Pecuniary Interest.  One will be deemed to have a “Pecuniary Interest” in a Security or Futures Interest if one, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security or Futures Interest.  The term “Pecuniary Interest” is construed very broadly.  The following examples illustrate this principle:

•                                          Ordinarily, one will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests owned by members of one’s immediate family(1) who live in the same household;

•                                          If one is a general partner of a general or limited partnership, one will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests owned by the partnership;

•                                          If one is a shareholder of a corporation or similar business entity, one will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests owned by such entity if one is a controlling shareholder of the entity, or has or shares investment control over the entity’s investment portfolio;

(1)   For purposes of this Manual, the term “immediate family” includes an Employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

•                                          If one has the right to acquire Securities and/or Futures Interests through the exercise or conversion of a derivative security, one will be deemed to have a “Pecuniary Interest” in such Securities or Futures Interests, whether or not one’s right is presently exercisable;

•                                          One’s interest as a manager-member in the Securities and/or Futures Interests held by a limited liability company; and

•                                          Ordinarily, if one is a trustee or beneficiary of a trust where he or she, or members of one’s immediate family, has a vested interest in the principal or income of the trust, he or she will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests held by the Trust.

If you have any questions about whether an interest in a Security or Futures Interest, or in an account, constitutes a “Pecuniary Interest”, please contact the Compliance Department.

Security.  The term “Security” has the same meaning as it has in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of Advisers Act.  The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, exchange traded funds, exchange traded notes, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

It should be noted that the term “Security” includes a right to acquire a security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

ADMINISTRATION OF THE CODE OF ETHICS

Overview

The Compliance Department is responsible for administering, monitoring and enforcing the Code of Ethics.

Retention of Records

The Compliance Department will maintain, for a period of five years, the records listed below.  Such records will be maintained at Campbell’s principal place of business in an easily accessible, but secure, location.

1.                                      A list of all persons subject to this Code and its policies during the period in question.

2.                                      The Annual Certificate of Compliance, signed by all persons subject to this Code and its policies, acknowledging that such persons have read, understand and agree to comply with this Code and its policies and recognizing that you are subject to this Code and its policies.  The Annual Compliance Certificate will also affirm that such persons have complied with the requirements of this Code and its policies during the prior year, and have disclosed, reported or caused to be reported all holdings required hereunder and all transactions during the prior year in Securities and Futures Interests (other than Excluded Securities) of which such persons had or acquired Beneficial Ownership.

3.                                      A copy of each Code of Ethics, and any related policies, in effect at any time during the five-year period in question.

4.                                      A copy of each report filed pursuant to this Code and its policies, and a record of any known violations and actions taken as a result thereof during the period in question.

5.                                      A record of any decision, and the reasons supporting such decision, to approve the acquisition of Securities by Employees, for at least five years after the end of the fiscal year in which such approval is granted.

Quarterly Reports

The Chief Compliance Officer, or his or her delegate, will report quarterly to the management of Campbell and the Directors of any applicable Registered Investment Company as to whether there have been any material violations of this Code and its policies during the previous quarter, including describing each significant remedial action taken in response to a violation of this Code and its policies.  A significant remedial action means any action that has a significant financial effect on the violator, including, but not limited to, disgorgement of profits, imposition of a substantial fine, demotion, suspension or termination.

Annual Reports

The Chief Compliance Officer, or his or her delegate, will report annually to the management of Campbell and the Directors of any applicable Registered Investment Company with regard to efforts to ensure compliance by Employees of Campbell with their fiduciary obligations to Clients.  The annual report will, at a minimum, include the following:

1.                                      A description of any material violations of this Code and its policies and sanctions imposed in response to such material violations; and

2.                                      A certification that Campbell has adopted procedures reasonably necessary to prevent Employees from violating this Code and its policies.

Review of Code of Ethics

This Code and its policies shall from time to time be reviewed by the Chief Compliance Officer to ensure that it is meeting its objectives, is functioning fairly and effectively, and is not unduly burdensome to Campbell or to Employees.  Employees are encouraged to contact the Chief Compliance Officer with any comments, questions or suggestions regarding the implementation or improvement of this Code and its policies.

EMPLOYEE PERSONAL TRADING POLICY

Overview

As employees of a financial services firm, Employees must take steps to avoid conflicts of interest that may arise when trading in the same securities as Campbell.  Employees are required to conduct themselves and their personal financial transactions in a manner that complies with all applicable securities laws and the fiduciary duty Campbell owes its clients.  The policies and procedures described below were designed to help Employees avoid potential conflicts of interest.

Policy and Procedures

Front Running Client Orders is Prohibited

Employees may not knowingly engage in a transaction in a Security that is also the subject of a transaction by or on behalf of a Client, if the Employee’s transaction would disadvantage or appear to disadvantage the Client or if the Employee would profit from or appear to profit from the knowledge that a Client is also conducting a transaction in the same security.  In other words, if you are aware of Campbell’s pending orders, you must refrain from trading those securities in your own personal account.  Otherwise, it could appear that you were trying to benefit from that knowledge.  For example, if Campbell has a large order pending that it could affect the price of a stock and prior to Campbell executing its order, you purchase that security for your own account, it could appear that you were trying to benefit from a price movement that could occur when Campbell executes its order.  So how do you protect Campbell and yourself from potentially front running an order?  This is the role of pre-clearing trades.  The Code of Ethics requires you to receive permission before engaging in certain transactions.  This is called pre-clearance.  All employees are required to pre-clear transactions in Protegent PTA.  Pre-clearance is discussed in further detail, below.

Trading Futures Interests is Prohibited

Another restriction in place to help protect Employees and Campbell is the prohibition on trading Futures Interests.  Campbell may take large positions in futures interest transactions (such as futures and forward contracts on commodities or foreign exchange) and therefore Employee trading in these instruments poses a high risk to Campbell.  Unless you receive an exception from the Chief Compliance Officer in writing, Employees may not engage in the trading of futures interests.  If an exception is granted, pre-clearance and reporting procedures will be established on a case-by-case basis; such pre-clearance and reporting procedures may be substantively identical to or materially different from those governing the trading of Securities by Employees.  The Chief Compliance Officer reserves the right to refuse any transaction that appears to violate the Code and/or for which appropriate pre-clearance and reporting procedures cannot be identified.

Notwithstanding the provisions above, purchases of commodity or futures interests through ETPs are permitted, subject to the 30-day holding period.  In addition, investments in physical commodities are permitted, subject to the 30-day holding period.

30-Day Holding Period

Exchange Traded Products and Physical Commodity Interests must be held for at least 30 days from the date of purchase.

Trades Must be Precleared Prior to Execution

All Securities, Exchange Traded Products and Physical Commodity, IPOs, tender offers and Private Placement transactions, other than Exempt Transactions, must be pre-cleared.  Pre-clearances are obtained by entering the details of the transaction into the PreClearance functionality of Protegent PTA.  If you cannot access Protegent PTA or the security you would like to trade does not appear in Protegent PTA, please contact the Compliance Department.

Personal Trading Must be Conducted through a Campbell Approved Broker

Employees must hold their accounts and transact their personal trading at approved brokers and Employees may not engage, or permit any other person or entity to engage, in any transaction (other than Exempt Transactions) of which you have, or by reason of the transaction will acquire, Beneficial Ownership, except through a Campbell Approved Broker.  Campbell’s Approved Brokers are firms that we have partnered with to hold Employee accounts.  These firms have agreed to provide duplicate copies of confirmations and statements electronically to our monitoring application, Protegent PTA.  Notwithstanding the foregoing, Employees are permitted to hold Mutual Fund Only accounts and Managed Accounts with non-approved brokers.  Those accounts are still subject to disclosure and reporting, as described below.

Pre-clearance Procedures

The following procedures shall govern all transactions in which an Employee has or seeks to obtain any Beneficial Ownership (“Employee Accounts”), except for Exempt Transactions.

Transactions Subject to Pre-clearance

As described herein, certain Employee transactions (other than Exempt Transactions) are subject to pre-clearance and subsequent review by the Chief Compliance Officer or his or her designee.  A transaction for an Employee Account may be disapproved if it is determined by the Chief Compliance Officer that the Employee is unfairly benefiting from, or that the transaction is in conflict with or appears to be in conflict with, any “Client Transaction,” any of the above trading restrictions, or this Code and its policies.

Client Transactions include transactions for any Client or any other account managed or advised by Campbell & Company, Inc. or Campbell & Company Investment Adviser LLC.

The determination that an Employee may unfairly benefit from, or that an Employee transaction may conflict with or appear to conflict with, a Client Transaction will be subjective and individualized, and may include questions about timely and adequate dissemination of information, availability of bids and offers, and other factors deemed pertinent to the transaction or series of transactions in question.  It is possible that a disapproval of a transaction could be costly to an Employee or an Employee’s family; therefore, each Employee should take great care to adhere to Campbell’s trading restrictions and avoid conflicts or the appearance of conflicts.

Procedures for Pre-clearance

Preclearance procedures apply to all Employees and include:  a) all accounts in the name of the employee or the employee’s immediate family member living in the same household; and b) all accounts in which the employee has a beneficial ownership interest and over which the employee exercises day-to-day trading authority.

1.                                      Transactions through Brokers.  As stated, all transactions in Securities other than Exempt Transactions must be through one of the brokers approved by Campbell.  After opening an account at one of the brokers approved by Campbell, the Employee will add that account to the Protegent PTA provided by Campbell and will inform the Compliance Department of the account details.

Once an account is added to the PTA system, the Employee must use the PTA system to obtain pre-clearance of each transaction.  Only after pre-clearance is granted by the system, may the Employee engage in the transaction.

Approvals are valid until close of business on the day the approval has been granted.  Accordingly, an order must be entered by the close of business on the same day.  Any material change to that order requires a new pre-clearance through the PTA system.

2.                                      Other Transactions.  All other Employee transactions in Securities (e.g., initial public offerings or participation in privately-negotiated transactions), other than Exempt Transactions, must be cleared in writing by the Chief Compliance Officer prior to the Employee entering into the transaction.  You may email your request to the Chief Compliance Officer.

Reporting Procedures

Each Employee must provide to Campbell periodic written reports about his or her holdings, transactions and accounts (and the holdings, transactions and accounts of other persons if he or she has a Beneficial Ownership interest in such holdings, transactions and accounts).  The nature and content of these reports are generally controlled and governed by certain requirements promulgated by the Securities and Exchange Commission.  The reports are intended to identify conflicts of interest that could arise when an Employee invests in a Security or holds an account(s) that permits such investments, and to promote compliance with this Code.  Campbell is sensitive to privacy concerns, and will employ its best efforts to ensure that any such reports are not disclosed to anyone unnecessarily.  The reporting requirements are not applicable to Independent Directors.

Failure to file a timely, accurate and complete report may result in sanctions, including, but not limited to, identification by name to any registered investment company advised by Campbell &

Company, Inc. or Campbell & Company Investment Adviser LLC, withholding of salary and/or bonus, or termination of employment.

Initial Holdings Report

Within ten (10) days after a new employee commences employment with Campbell, he or she must submit to Campbell a report (a form of which is attached hereto as Appendix II) based on information that is current as of a date not more than forty-five (45) days prior to the date of employment, that contains the following:

1.                                      The name/title and symbol, and the number of equity shares of (or the principal amount of debt represented by) each Security (excluding Excluded Securities) in which you had any direct or indirect Beneficial Ownership interest when you commenced employment with Campbell.  You may provide this information by referring to attached copies of broker transaction confirmations or account statements that contain such information.

2.                                      The name and address of any broker, dealer, bank or other institution (such as a general partner of a limited partnership or transfer agent of a company) that maintained any account in which any Securities were held for your direct or indirect Beneficial Ownership when you commenced employment with Campbell, and the account numbers and names of the persons for whom the accounts are held.

3.                                      The date as of which you submitted the report.

Quarterly Reports

Within thirty (30) days after the end of each calendar quarter, you must submit to Campbell the following reports through the Protegent PTA:

1.                                      Certification:  Broker Accounts

This report should include the name and address of any broker, dealer, bank or other institution (such as a general partner of a limited partnership or transfer agent of a company) that maintained any account in which any Securities were held during the quarter for your direct or indirect Beneficial Ownership, the account numbers and names of the persons for whom the accounts were held, and the date when each account was established.

2.                                      Quarterly Certificate of Transactions

This report should include information with respect to any transactions during the quarter in a Security (excluding Exempt Transactions) in which you had any direct or indirect Beneficial Ownership interest, including if you engaged in any such transactions other than through a broker approved by Campbell:

1.                                      The date of the transaction, the name/title and symbol, interest rate and maturity date (if applicable), and the number of equity shares of (or the principal amount of debt represented by) each Security involved;

2.                                      The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

3.                                      The price at which the transaction in the security was effected;

4.                                      The name of the broker, dealer, bank or other institution with or through which the transaction was effected.

Exempt Transactions, such as transactions in open ended mutual funds or a managed account, do not need to be disclosed in the Quarterly Certificate of Transactions, unless specifically requested to do so by Campbell.  However, you must identify the existence of the account in which you engage in such transactions in your list of securities accounts.

Annual Reports

Annually, you must submit to Campbell the following information:

1.                                      Annual Holdings Report

The report will be completed in Protegent PTA and requires:  The name/title and symbol, and the number of equity shares of (or the principal amount of debt represented by) each Security (excluding Excluded Securities) in which you had any direct or indirect Beneficial Ownership interest as of a date not more than 45 days prior to the date the report is submitted.

2.                                      Managed Account Letter

For any account over which you do not exercise day-to-day trading authority, such as an account managed by a professional investment adviser, you must submit evidence, in the form of a certification signed by the manager, that you are not involved in the day-to-day trading decisions.

Review of Reports

The Compliance Department is responsible for administering the reports and will promptly review reports submitted by Employees, as well as each hard copy account statement received from any institution that maintains an account of an Employee.  Please consult with the Chief Compliance Officer if you have any questions concerning the nature and content of Campbell’s reporting requirements.

Trading Policy and Reporting Requirements Applicable to Independent Directors

An Independent Director must obtain prior written approval from the Chief Compliance Officer regarding a transaction in a Security or Futures Interest (other than Excluded Securities) held in his or her own name or in which he or she holds Beneficial Ownership, only if such Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known about any Security or Futures Interest that, during the fifteen (15) day period immediately before or after the date of the transaction by that Director, was purchased or sold by the Registered Investment Company or was being considered by Campbell for purchase or sale by the Registered Investment Company.

An Independent Director need only report a transaction in a Security or a Futures Interest if such Director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Director of the Trust, should have known that, during the fifteen (15) day period immediately before or after the date of the transaction by that Director, such Security or Futures Interest was purchased or sold by the Trust or was being considered for purchase or sale by the Trust.  As indicated previously, Independent Directors are required to certify annually that (1) they have read and understand and agree to abide by this Code and its policies; (2) they have complied with all requirements of this Code and its policies, except as otherwise reported to the Compliance Department that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under this Code and its policies.

STATEMENT ON INSIDER TRADING

Campbell prohibits conduct that may be deemed insider trading.  Federal securities laws prohibit illegal insider trading, which is the trading of securities by individuals with access to material, non-public information.  Information is “material” when there is a substantial likelihood that a reasonable investor would consider the information important in making investment decisions.  Information is “non-public” until it has been disseminated broadly to investors throughout the marketplace.  Information is “public” after it has become available to the general public through a public filing with the SEC or some other general circulation publication such as Bloomberg, and only after sufficient time has passed to allow for the information to be disseminated widely.

Insider Information affects Employees in two ways —

1.                                      Campbell has material, non-public information that must be protected.  Employees are prohibited from disclosing to anyone information about the positions we are trading and you may not trade in your personal accounts based on this knowledge.

2.                                      Employees could receive material, non-public information about a publicly-traded company.  You should not discuss or pass along that information, and you should avoid trading in your personal account or developing models that trade those positions.

The law of insider trading is complex; therefore, an Employee may legitimately be uncertain concerning the application of insider trading laws to a particular circumstance.  Insider trading may expose an Employee or Campbell to stringent penalties; criminal sanctions may include, but are not limited to, a fine of up to $1,000,000 and/or ten years’ imprisonment.  Furthermore, the SEC may recover the profits gained or losses avoided through insider trading, obtain a penalty of up to three (3) times the illicit windfall, and/or issue an order permanently barring a person from the securities industry.  Investors may also sue seeking to recover damages for insider trading violations.  Regardless of whether a federal inquiry would occur, Campbell views seriously any violation of this policy.  Any such violation constitutes grounds for disciplinary sanctions, including, but not limited to, dismissal.

An Employee must notify the Chief Compliance Officer immediately if he or she has reason to believe a violation of this policy has occurred or is about to occur.  If you believe you have access to material, non-public information, you should:

•                                          Immediately alert Campbell’s Chief Compliance Officer;

•                                          Refrain from trading the security on your behalf or for others (including Campbell); and

•                                          Refrain from communicating the information to anyone, whether within or external to Campbell, with the exception of the Chief Compliance Officer.

GIFTS & ENTERTAINMENT

Overview

Campbell is built on a foundation of trust - the trust of our clients, regulators and the general public.  Maintaining this trust is an obligation of every employee.  The cornerstone of maintaining that trust is that we must always act in the best interests of our clients and never even appear to put our own interests ahead of those of our clients.  We have full confidence in the integrity of our employees.  However, by accepting or giving gifts, entertainment or other personal benefits in connection with our employment, we may raise questions about our impartiality and ethical values.  At the same time, we believe that building strong relationships with our current and prospective brokers, trading partners, other service providers, and clients (collectively “Business Partners”) is prudent business, supporting our overall goal of delivering investment performance to our clients.  We have adopted this Gifts and Entertainment Policy to ensure within reason that gifts and entertainment received or given by our employees do not interfere with the employee’s judgment and do not create the appearance of a conflict of interest.

In considering whether or not giving or accepting a gift or entertainment is appropriate, the following guidelines and questions should be considered:

•                                          Is it difficult to justify the reason for the gift or entertainment?

•                                          Would you be embarrassed if your supervisor, colleagues or clients knew of the gift or entertainment?

•                                          Could this gift in any way be interpreted as, or appear to be, inappropriate?  What would you think if your manager or peers gave or accepted similar gifts or entertainment?

•                                          Are you compromising your personal ethics in any way by giving or accepting the gift or entertainment?

¶ When in doubt, seek approval.

Policy and Procedures

Giving and Receiving Gifts

•                                          No Solicitation Permitted - Employees may not solicit gifts or entertainment from Business Partners (for example, tickets to events or other entertainment) for either themselves or others.

•                                          $100 Limit - No employee may give or accept more than $100 of gifts in a calendar year from a single Business Partner without the approval of the Chief Compliance Officer (“CCO”).  If you receive a gift that exceeds the limit, you must report it to the CCO who will make a determination whether or not it may be accepted or should be returned.

•                                          Promotional Items Not Considered Gifts - We recognize that the giving and receiving of promotional items (such as caps, shirts, umbrellas, etc. that bear a company’s logo) is an ordinary and usual practice, which has the legitimate business purpose of promoting that company’s brand name.  As such, these promotional items are not considered “gifts” within the meaning of this gift policy and you are not required to track the giving or receipt of promotional items.

•                                          No Home Delivery of Gifts - All gifts from Business Partners must be delivered to Campbell’s office.  No employee should make arrangements for any gift to be delivered to their home without first notifying his or her supervisor, even if the gift is appropriate.

•                                          No Cash Gifts - Cash gifts may not be accepted under any circumstances.  If a cash gift is ever offered by a Business Partner it must be reported to the CCO immediately.

•                                          Gifts - Employees must disclose (in Protegent PTA) each gift given or received with an estimated market value of over $25, with the exception of promotional items as noted above.  The record should note the date of the gift, the Business Partner (both the firm and the individual) who provided the gift, a description of the gift and the estimated value of the gift.  Gifts with an estimated market value under $25 do not need to be reported.  (See - Gifts & Entertainment Disclosure Procedures)

•                                          Sharing of Gifts - In appropriate circumstances, a supervisor, in consultation with the CCO, may decide that a gift sent to one of his or her reports may be accepted by Campbell and distributed to a group of employees.  If a gift is distributed to a group of employees, the supervisor will complete the gift record.  The record should note the date of the gift, the Business Partner (both the firm and the individual) who provided the gift, the names of the employees receiving the gift, a description of the gift and the estimated value of the gift.  Gifts with an estimated market value under $25 do not need to be reported.  (See below - “Keeping Track”).  The value of a gift distributed to a group of employees will not count towards the annual $100 limit for the employees.

Giving and Receiving Business Entertainment

For purposes of this Policy, “business entertainment” is defined as an event or dinner hosted by or received by Campbell employees, where the Business Partner is in attendance and it is used to discuss business or the business relationship.  If the Business Partner bears the expense, it is Business Entertainment “received” by Campbell and if Campbell bears the expense, it is Business Entertainment “given” by Campbell.  The key for Business Entertainment is that the Business Partner must be in attendance.  If the Business Partner is not in attendance, the entertainment is considered a gift and must comply with the requirements for Giving and Receiving Gifts, above.

Example.  If a Business Partner invites Campbell employees to an Orioles game and attends the game with the employees, the event is considered “Business Entertainment.”  If the Business Partner invites Campbell employees to an Orioles game, but at the last minute decides they will not attend, but gives the tickets to the Campbell employees, the tickets are considered a gift and must comply with the requirements of receiving gifts.  Entertainment gifts are considered gifts under this policy and count toward the $100 limit that an employee may receive as gifts from a single source.

Giving and receiving business entertainment must be limited to reasonable amounts (in terms of overall frequency and value per event).  What is reasonable will vary in different circumstances.  However, a good guideline for frequency would be once per quarter for business dinners.  With regard to value, that will vary with the location.  It is understood, for example, that a dinner in New York will likely cost more than a comparable dinner in a less expensive city.  However, if you have any questions regarding whether a given situation is reasonable, you should contact the CCO for guidance.

Any business entertainment event that includes travel and/or lodging must be pre-approved by the employee’s supervisor and the Chief Compliance Officer.

“Big Ticket” events such as major sporting events (for example, the Super Bowl, the Masters, etc.) must also receive pre-approval from the employee’s supervisor and the CCO.  The event may be approved if the employee is accompanied by the Business Partner and demonstrates that attendance will foster a legitimate Campbell business purpose.  Except as noted below, Business Entertainment received must be included in a gift and entertainment record and be reported, but does not need to be valued.  The record should note the date, Business Partner (both the firm and the individual), and a detailed description of the entertainment provided.  (See - Gifts & Entertainment Disclosure Procedures)

Routine Business Entertainment

The following Business Entertainment is regarded as “routine” and does not require prior approval from the Compliance Department.  However, Employees may be required to receive approval from their direct manager.  The following items do not need to be disclosed as a Gift and Entertainment record in Protegent PTA:

•                                          Business breakfasts, lunches and dinners with employees of Business Partners.

•                                          Food received by a Campbell department or team for consumption during business hours (e.g., holiday gift baskets, etc.).

However, employees should exercise their judgment on the frequency and/or extravagance of both of these types of Business Entertainment and raise any questions they may have with the CCO.

Gifts and Entertainment Disclosure

Employees will disclose Gift and Entertainment details in Protegent PTA.  Employees may complete a Gift and Entertainment Report by 1) Logging on to Protegent PTA; 2) Clicking on the “Disclosures” tab on the top of the screen; and 3) Selecting the “Gift and Entertainment Report.”  Compliance will periodically review these records.  The record should include the date of the gift, the Business Partner’s name, the Business Partner’s firm name, the description of gift, and the estimated value of gift.  For Business Entertainment, the record should include the date of the event, the Business Partner’s name, the Business Partner’s firm name, and a description of the Business Entertainment.  If the item required preapproval or an exception by the CCO, the details of the approval or exception should be noted by the Employee.

As noted above, routine Business Entertainment and Promotional Items do not have to be recorded.

CODE OF ETHICS APPENDICES

APPENDIX I -                   ACKNOWLEDGMENT CERTIFICATION

APPENDIX II -              INSTRUCTIONS FOR COMPLETING INITIAL REPORT OF PERSONAL SECURITIES HOLDINGS

APPENDIX III -         ANNUAL CERTIFICATION OF COMPLIANCE

Appendix I

CAMPBELL & COMPANY, INC.

CAMPBELL & COMPANY INVESTMENT ADVISER LLC

ACKNOWLEDGMENT CERTIFICATION

PERSONAL INVESTMENT AND TRADING POLICY STATEMENT ON INSIDER TRADING

AND

CODE OF ETHICS

I hereby certify that I have read and understand Campbell’s Code of Ethics (the “COE”).  Pursuant to the COE, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of the COE.  I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the foregoing COE has occurred.(2)  I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to immediate sanctions, including, but not limited to, dismissal.

Date

Signature

Print Name

(2)   The antifraud provisions of the United States securities laws reach insider trading or “tipping” activity worldwide which defrauds domestic securities markets.  In addition, the Insider Trading and Securities Fraud Enforcement Act specifically authorizes the SEC to conduct investigations at the request of foreign governments, without regard to whether the conduct violates United States law.

Appendix II

INSTRUCTIONS FOR COMPLETING INITIAL REPORT OF
PERSONAL SECURITIES HOLDINGS

1.              You must complete and return the Report and the required brokerage statements to Compliance, to the attention of Christian Hayes.

2.              You must identify each account and institution where you or anyone in your immediate family who lives in your household maintains investment accounts of any type.

3.              If you have no investment accounts of any type, you still must return the Report.  You would enter “none” in response to number (3) Institution at which account is Maintained.

4.              You must attach your most recent statement from any account in which you hold “Securities,” the definition of which is in the Definitions section at the end of the Report.

5.              You need not attach statements for an account that holds only “Excluded Securities,” the definition of which is also in the Definitions section.  You must, however, identify these accounts on the Report.

6.              If you have any questions about whether a given investment is a Security or an Excluded Security, please call Heidi Kaiser at x2660 or Christian Hayes at x2636.  However, the basic premise is that the term “Security” includes everything except:

a.              US Government securities;

b.              Bank certificates of deposit (CDs) or banker’s acceptances;

c.               Commercial paper and high-rated short-term debt instruments;

d.              Money market funds; and

e.               Mutual funds.

7.              If you have any questions, you may call Heidi Kaiser at x2660 or Christian Hayes at x2636.

CAMPBELL & COMPANY, INC.

CAMPBELL & COMPANY INVESTMENT ADVISER LLC INITIAL REPORT OF

PERSONAL SECURITIES HOLDINGS

In connection with requirements of the Investment Advisers Act of 1940 and the Investment Company Act of 1940, Campbell and Company Investment Adviser LLC is required to track certain investment holdings of employees.  As the first step in meeting those requirements, you must complete this Initial Report of Personal Securities Holdings.  Accordingly, please provide the name of any broker, dealer, bank or other institution with which you maintain an account in which any Securities or Futures Interests (including Excluded Securities) are held for your direct or indirect Beneficial Ownership.  (See attached definitions.)

(1) Name of employee:

Account Name (2) If different than (1), name of the person in whose name the account is held:	Relationship of (2) to (1)	Institution at which account is maintained (3)	Account Number (4)	Telephone Number at Institution (5)

As described below, please also provide a list of all Securities and Futures Interests (other than Excluded Securities) in which you or any account in which you have a Pecuniary Interest has a Beneficial Interest and all Securities and Futures Interests (other than Excluded Securities) in non-Client accounts for which you make investment decisions.

This includes not only Securities and Futures Interests held by brokers, dealers, banks and other institutions, but also Securities held at home, in safe deposit boxes, or by an issuer.

If you have one or more brokerage account statement(s) that contain(s) all required information regarding your Securities (other than Excluded Securities), you may satisfy the initial or annual holdings requirement by attaching the statement(s) to this report.

If you own Securities or Futures Interests that are not listed in an attached account statement(s), list them below.

	Name of Security/Futures Interest*	Symbol	Quantity	Value
1.
2.
3.
4.
5.

*Including principal amount, if applicable.  (Attached separate sheet if necessary)

I certify that this form and the attached statements (if any) constitute all of the Securities and Futures Interests of which I have Beneficial Ownership as defined in the Policy and Code.

Date

Signature

Print Name

Definitions

Security.  The term “Security” has the same meaning as it has in Section 2(a)(36) of the 1940 Act and Section 202(a)(18) of the Advisers Act.  The following are Securities:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, exchange traded funds, exchange traded notes, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security.

It should be noted that the term “Security” includes a right to acquire a security, as well as an interest in a collective investment vehicle (such as a limited partnership or limited liability company).

Futures Interest.  The term “Futures Interest” means commodities, futures, forwards and options, whether traded on an organized exchange or otherwise, including, but not limited to, cash foreign exchange instruments.  It should be noted, however, that futures and options on any group or index of Securities are deemed to be Securities.

Exchange Traded Products.  The term “Exchange Traded Products” or “ETPs” means exchange-traded funds or exchange-traded notes, which are traded on a securities exchange.

Excluded Securities.  The term “Excluded Securities” means U.S. government securities, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments (defined as any instrument that has a maturity at issuance of less than 366 days and is rated in one or more of the two highest rating categories by a Nationally Registered Statistical Rating Organization), including, but not limited to, repurchase agreements, shares issued by money market funds, and shares issued by open-end investment companies registered under the 1940 Act (other than registered investment companies advised by Campbell & Company, Inc. or Campbell and Company Investment Adviser LLC).

Pecuniary Interest.  One will be deemed to have a “Pecuniary Interest” in a Security or Futures Interest if one, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security or Futures Interest.  The term “Pecuniary Interest” is construed very broadly.

The following examples illustrate this principle:

•                                          Ordinarily, one will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests owned by members of one’s immediate family(3) who live in the same household;

•                                          If one is a general partner of a general or limited partnership, one will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests owned by the partnership.

•                                          If one is a shareholder of a corporation or similar business entity, one will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests owned by such entity if one is a controlling shareholder of the entity, or has or shares investment control over the entity’s investment portfolio;

•                                          If one has the right to acquire Securities and/or Futures Interests through the exercise or conversion of a derivative security, one will be deemed to have a “Pecuniary Interest” in such Securities or Futures Interests, whether or not one’s right is presently exercisable;

•                                          One’s interest as a manager-member in the Securities and/or Futures Interests held by a limited liability company; and

Ordinarily, if one is a trustee or beneficiary of a trust where he or she, or members of one’s immediate family, has a vested interest in the principal or income of the trust, he or she will be deemed to have a “Pecuniary Interest” in all Securities and Futures Interests held by the Trust.

If you have any questions about whether an interest in a Security or Futures Interest, or in an account, constitutes a Pecuniary Interest”, please contact the Compliance Department.

Beneficial Ownership.  One will be deemed to have “Beneficial Ownership” in a Security or of a Futures Interest if:  (1) one has a Pecuniary Interest in such Security or Futures Interest; (2) one has voting power with respect to the Security, meaning the power to vote or direct the voting of such Security; or (3) one has the power to dispose of, or direct the disposition of, such Security or Futures Interest.

(3)   For purposes of this form, the term “immediate family” includes an employee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any adoptive relationship.

If you have any questions about whether an interest in a Security or Futures Interest, or in an account, constitutes Beneficial Ownership, please contact the Compliance Department.

Appendix III

CAMPBELL & COMPANY, INC.

CAMPBELL & COMPANY INVESTMENT ADVISER LLC

ANNUAL CERTIFICATION OF COMPLIANCE

I hereby certify that I have read and understand Campbell’s Code of Ethics (the “COE”) and that I have complied with the requirements of the COE for the year ended December 31,     .  Pursuant to the COE, I have disclosed or reported all personal Securities and Futures Interests holdings and transactions required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the COE.  I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the COE has occurred.

Date

Signature

Print Name